NUMBER                                                  SHARES

          2

                                                            See Reverse for
                                                          Certain Definitions


              Incorporated under the laws of the State of Delaware
                                  CDOOR CORP.



                               $0.0001 Par Value

This is to certify that Lavi Krasney is the owner of one million (1,000,000) fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated


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